Exhibit 10.1

EXECUTION VERSION

THIS AMENDMENT AGREEMENT (this Amendment Agreement) is made on October 24, 2013

BETWEEN

(1)	JPMORGAN CHASE BANK, N.A., LONDON BRANCH (JPMCB) and

(2)	RACE STREET FUNDING LLC (Race Street),

(each a Party and together the Parties)

WHEREAS

The Parties entered into an amended and restated Global Master Repurchase Agreement, dated as of April 23, 2013 (together with all annexes thereto and confirmations exchanged thereunder, the GMRA).

This Amendment Agreement amends the GMRA. Capitalized terms used, but not defined, in this Amendment Agreement shall have the meanings set forth in the GMRA.

IT IS AGREED:

1. In consideration of the mutual agreements in this Clause, the Parties hereby agree to amend Annex 1 of the GMRA (Annex 1) and Annex III of the GMRA (Annex III) as set forth below. The amendment shall have effect from and including October 24, 2013 (the Effective Date).

(a)	Clause 6(e) of Annex 1 shall be deleted in its entirety and replaced with:

“Initial Adjusted Net Worth. (i) On the date hereof, the Adjusted Net Worth of the Initial Assets is at least $600,000,000, (ii) on the date that is 60 days after the date hereof, the Adjusted Net Worth of the Collateral is at least $814,000,000 and (iii) on October 24, 2013 (the “Amendment Effective Date”) the Adjusted Net Worth of the Collateral is at least $720,000,000.”

(b)	Clause 6(g) of Annex 1 shall be deleted in its entirety and replaced with:

“Collateral Minimum. The Adjusted Net Worth of the Collateral will, at all times, exceed (i) on the date hereof until the date that is 60 days after the date hereof, $600,000,000, (ii) on or after the date that is 60 days after the date hereof until the Amendment Effective Date, $678,000,000 and (iii) on and after the Amendment Effective Date, $648,000,000 (subclauses (i), (ii) and (iii), collectively, the “Collateral Minimum”).”

(c)	Clause (6)(o)(i) of Annex 1 shall be deleted in its entirety and replaced with:

“distributions to any Member (as defined in the LLC Agreement) of Party B in cash or Collateral Assets where such distribution is payable solely from (x) income or dividends received by Party B on the Collateral, (y) monies representing capital appreciation received with respect to Collateral that has matured or has been transferred pursuant to this Agreement, or (z) any Collateral, regardless of the applicability of clause (x) or (y), if after such distribution the Adjusted Net Worth of the Collateral would be at least equal to $720,000,000) (except that (i) for a period from 60 days after the date hereof, such limit shall be $678,000,000 and (ii) for a period from and after 60 days after the date hereof until the Amendment Effective Date, such limit shall be $814,000,000); provided, Party B is prohibited from making any distribution in accordance with this subclause (i) unless immediately prior to and immediately after giving effect to such distribution the Adjusted Net Worth of the Collateral will be greater than the Collateral Minimum;”

(d)	Clause 9(a) of Annex 1 shall be deleted in its entirety and replaced with:

“Adjusted Net Worth” on any date of determination is the Fair Market Value of the Collateral in the Custodial Account at such time; provided, the Fair Market Value of the Collateral will be adjusted by establishing a value of $0 for any Collateral in excess of the following criteria (the “Concentration Limitations”):

(i)	8% Maximum – assets from one Obligor; provided, the Collateral may include 12% of assets of two separate Obligors and the Collateral may include 13% of assets of one Obligor;

(ii)	15% Maximum – Performing Common Equity, Preferred Stock and Structured Finance Obligations and Finance Leases;

(iii)	7.5% Maximum – Structured Finance Obligations and Finance Leases;

(iv)	10% Maximum – Participations;

(v)	0% Maximum – Uncovered Revolving or Delayed-Draw Assets; Non-Performing Common Equity; Derivatives Transactions; debt or equity of affiliates of Party B (including haircut of the repo); and

(vi)	50% Maximum – Collateral that is not Bank Loans (i.e., Bank Loans must constitute at least 50% of the Collateral).”

(e)	Annex III shall be deleted in its entirety and replaced with a new Annex III, which is attached hereto as a part of Exhibit A.

2. With effect from the Effective Date, this Amendment Agreement shall be read with and construed as one document with, to the extent it amends, supplements or varies, the GMRA.

3. Except as amended by Clause 1, the GMRA, as supplemented, varied or amended, shall continue in full force and effect and shall not in any way be suspended, terminated or discharged by the provisions of this Amendment Agreement.

4. Any reference in the GMRA to the “GMRA” will be construed as a reference to the GMRA, as amended by this Amendment Agreement.

5. For convenience, a consolidated version of Annex 1, which incorporates the amendments referred to in Clause 1 above, has been attached hereto as a part of Exhibit A.

6. Each Party represents and warrants to each of the other Parties that:

(a)	it has power to enter into and comply with its obligations under this Amendment Agreement; and

(b)	it has taken all necessary action to:

(i)	authorize its entry into and compliance with its obligations under this Amendment Agreement; and

(ii)	ensure that its obligations under this Amendment Agreement are valid, legally binding and enforceable in accordance with their terms.

7. Each of the Parties acknowledges that it has entered into this Amendment Agreement and has agreed to the amendments effected by this Amendment Agreement in full reliance on the representations and warranties set forth in Clause 6 above and Clause 8 below.

8. Race Street represents and warrants to JPMCB that as of the date hereof, after giving effect to the amendments set forth in Clause 1 above, (i) each of the representations and warranties set forth in the GMRA are true and correct and (ii) no Events of Default have occurred and are continuing.

9. This Amendment Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Amendment Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

10. This Amendment Agreement is governed by, and shall be interpreted in accordance with, English law. Any matter, claim or dispute arising out of or in connection with this Amendment Agreement, whether contractual or non-contractual is to be governed by and determined in accordance with English law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment Agreement on the date recorded above.

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

By:	/s/ Louis J. Cerrotta

Name:	Louis J. Cerrotta

Title:	Executive Director

RACE STREET FUNDING LLC

By:	/s/ Gerald F. Stahlecker

Name:	Gerald F. Stahlecker

Title:	Executive Vice President

Exhibit A

ANNEX 1

Supplemental Terms or Conditions

Paragraph references are to paragraphs in the Agreement.

1.	The following elections shall apply:

(a)	paragraph 1(c)(i). Buy/Sell Back Transactions may not be effected under this Agreement, and accordingly the Buy/Sell Annex shall not apply.

(b)	paragraph 1(c)(ii). Transactions in Net Paying Securities may not be effected under this Agreement.

(c)	paragraph 1(d). Agency Transactions may not be effected under this Agreement, and accordingly the Agency Annex shall not apply.

(d)	paragraph 1. Transactions in gilt-edged securities (as defined in the Gilts Annex) may not be effected under this Agreement, and accordingly the Gilts Annex shall not apply.

(e)	paragraph 1. Transactions in Italian Bonds may not be effected under this Agreement, and accordingly the Italian Annex shall not apply.

(f)	paragraph 2(d). The Base Currency shall be U.S. Dollars.

(g)	paragraph 2(p). Party A’s Designated Offices: London

Party B’s Designated Offices: Philadelphia

(h)	paragraph 2(cc). The calculation of Market Value shall be determined in good faith based on generally acceptable market practices and pricing sources for the relevant Purchased Securities by Party A or as agreed to by the parties in the related Confirmation.

(i)	paragraph 2(rr). Spot Rate to be as in paragraph 2(rr).

(j)	paragraph 3(b). Party A to deliver Confirmations.

(k)	paragraph 4(b). Notices pursuant to Section 4 of the Agreement may be delivered orally or by electronic mail to an address supplied by the other party. The parties shall promptly confirm by electronic mail or other writing, all margin calls communicated orally, provided that any failure or delay in the provision of such electronic mail or written confirmation shall not (i) invalidate such oral notice, (ii) excuse non-compliance with such margin call, (iii) extend the time for compliance with such margin call or (iv) constitute a breach of the Agreement.

(l)

paragraph 4(c). It is the intention of the parties that Party B will never have the right to have margin posted to it by Party A (although it will have the right, under proper circumstances to have Cash Margin repaid to it and Equivalent Margin Securities transferred to it) and the parties agree that the “Net Exposure” of Party B with respect to Party A be the lesser of (a) the “Net Exposure” determined in accordance with Section 4(c), and (b) Party B’s Net Margin posted to Party A.

(m)	paragraph 4(f). Interest rate on Cash Margin for any given day will be the U.S. Dollar Federal Funds rate for such day as determined by the Buyer in good faith.

(n)	paragraph 4(g). Delivery period for Margin Transfers to be the same day if the request is made before 10:00 a.m. (NY time) on a Business Day and, if requested after such time on such Business Day, the next Business Day. Margin Transfers shall be comprised of Cash Margin or Margin Securities of the type and combination as is agreed to by the party requesting the Margin Transfer.

(o)	paragraph 6(j). Paragraph 6(j) shall apply and the events specified in paragraph 10(a) identified for the purposes of paragraph (6)(j) shall be those set out in paragraphs (i) – (x) of paragraph 10(a) of the Agreement.

(p)	paragraph 10(a)(ii). Paragraph 10(a)(ii) shall apply.

(q)	paragraph 14. For the purposes of paragraph 14 of this Agreement –

(i)	Address for notices and other communications for Party A –

Address:	JPMorgan Chase Bank, N.A., London Branch
125 London Wall
London EC2Y 5AJ
Attention:	Repo Settlements
Telephone:	Stefano Bellani +44 20 7779 3140 – Trading
Nick Hamilton +44 1202 341280 – Operations

For Emerging Markets Business:

Address:	JPMorgan Chase Bank, N.A., London Branch
18 Christchurch Road, Floor 3
Bournemouth BH1 3BA, United Kingdom
Attention:	Confirmation Group
Telephone:	+44 1202 342438
Facsimile:	+44 1202 347279

(ii)	Address for notices and other communications for Party B –

Address:	Race Street Funding LLC
Cira Centre, 2929 Arch Street, Suite 675
Philadelphia, Pennsylvania 19104
Attention:	Gerald F. Stahlecker
Telephone:	(215) 495-1169
Telecopy:	(215) 222-4649

(r)	paragraph 17. For the purposes of paragraph 17 of this Agreement –

(i)	Party A appoints JPMorgan Chase Bank, N.A. (London Branch) as its agent for service of process;

(ii)	Party B appoints Race Street Funding LLC as its agent for service of process.

2.	The following Supplemental Terms and Conditions shall apply.

Pursuant to the terms of paragraph 1 of the Agreement, Buyer and Seller agree to be governed by the Supplemental Terms and Conditions stated herein. To the extent that any provisions in these Supplemental Terms and Conditions are in conflict with provisions contained in the Agreement, the provisions contained in these Supplemental Terms and Conditions shall prevail.

Notwithstanding anything herein to the contrary, this Agreement shall amend and restate the Global Master Repurchase Agreement, dated as of July 21, 2011, between Party A and Party B (the “Initial Agreement”), and any obligations, liabilities or rights of the parties under the Initial Agreement shall be deemed to be assumed and incorporated herein, subject to the revised terms of this Agreement.

(a)	JPMorgan Chase Bank, N.A. in this Agreement refers to JPMorgan Chase Bank, N.A. in its capacity as a principal acting through its London office and any successor or assign.

(b)	Each Party shall deliver to the other the following documents on or prior to the execution of this Agreement:

Party A:	evidence of signing authority (including specimen of signature)

Party B:	(i) certified organizational documents, good standing certificate, lien search results and evidence of signing authority (including specimen of signature);

	(ii)	opinion of counsel, in form and substance satisfactory to Party A, relating to corporate and enforceability matters;

	(iii)	opinion of counsel, in form and substance satisfactory to Party A, relating to tax matters;

	(iv)	opinions of counsel, each in form and substance satisfactory to Party A, relating to (i) non-consolidation matters, and (ii) true sale and security interest matters herein; and

	(v)	opinion of counsel, in form and substance satisfactory to Party A, relating to securities contract matters.

(c)	(i) Party A represents that it is organized under the laws of the United States as a National Banking Association and that under United States and United Kingdom tax law currently in effect, all payments by Party B to Party A pursuant to this Agreement are exempt from withholding taxes and backup withholding taxes.

(ii) Party B represents that it is a limited liability company organized under the laws of Delaware that is disregarded as an entity separate from its owner, FS Investment Corporation, for United States federal income tax purposes.

(d)	Modifications to Payment and Transfer.

Notwithstanding anything to the contrary in this Agreement, in the case of a transfer by Party A of its rights and obligations under this Agreement, Party B shall not be required to pay additional amounts to any person in excess of the additional amounts it would have been required to pay to Party A if no such transfer had occurred.

(e)	Additional Events of Default.

The following shall constitute Additional Events of Default with respect to which Party B will be the Defaulting Party and shall be inserted following Section 10(a)(x) of the Agreement:

(xi)	“Benefit plan investors” that are subject to the investment restrictions set forth in the Employee Retirement Income Security Act of 1974 of the United States of America, as amended (“ERISA”), own 25% or more of any class of equity or membership interests in Party B or, for any reason, any Transaction constitutes a “prohibited transaction” within the meaning of ERISA

(xii)	Adjusted Net Worth Test. On any date on which a determination of Adjusted Net Worth is made pursuant to Section 6(f) of this Annex I, Party B calculates that the Adjusted Net Worth of the Collateral is equal to or less than the Collateral Minimum and Party B is unable to cure such deficiency within two Business Days of such date of determination.

(xiii)	Restricted Payments and Investment Guidelines. Party B (1) makes any Restricted Payment that is not expressly permitted under Section 6(o) of this Annex I or (2) purchases or sells any Collateral other than pursuant to transactions completed in accordance with the Investment Guidelines and Section 8(b) of this Annex I.

(xiv)	Custodial Account. Any Collateral shall be removed, by Party B or otherwise, from the Custodial Account at any time other than in accordance with this Agreement.

(xv)	Fair Market Value Calculation Procedures. Party B amends the terms and procedures for Fair Market Value Calculation Procedures contained in Annex II without the written consent of Party A.

(xvi)	Repurchase Agreement. With respect to this Agreement, at any time when this Agreement or any Transaction hereunder is outstanding, Party B disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, this Agreement.

(xvii)	[Reserved]

(xviii)

Other Violations. With respect to either the LLC Agreement, the Collateral Management Agreement or the Asset Transfer Agreement, (x) Party B (1) violates any provisions of such agreement or (2) amends such agreement, in each case of (1) and (2), in a manner materially adverse to Party A, without the written consent of Party A, or (y) Party B or any other party to the LLC Agreement, Collateral Management Agreement or Asset Transfer Agreement, as applicable, disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, the LLC Agreement, Collateral Management Agreement or Asset Transfer Agreement, as applicable; provided, notwithstanding the materiality limits contained in subclause (x) above, Party B shall provide Party A with notice of any amendment of the LLC Agreement, the Collateral Management Agreement or the Asset Transfer

Agreement at least two Business Days prior to the execution thereof, regardless of whether such amendment will materially adversely affect Party A.

With respect to Party A, only the events enumerated in paragraph 10(a)(i) through 10(a)(vi) shall constitute Events of Default and, in the case of paragraphs 10(a)(i) through (v) only if: (x) such event remains uncured at the end of the third Business Day following the date on which notice of such failure has been delivered to Party A and (y) is not excused by illegality, impossibility or force majeure.

3.	Limitation of Liability. Except as provided in Paragraph 10 of the Agreement and in respect of any Transaction under this Agreement, no party shall be required to pay or be liable to the other party for any consequential or indirect damages, opportunity costs or lost profits, even if expressly advised, or otherwise aware, of the possibility of such damages.

4.	Netting of Payments and Deliveries.

As specified in the Agreement and for the avoidance of doubt, it is the intent of the parties hereto that all cash amounts payable in the same currency on the same day hereunder, whether as Income, cash proceeds of redemption of Purchased Securities included in the definition of Equivalent Securities, Purchase Price, Repurchase Price, Cash Margin or otherwise, should be netted off, and thus, if on any date amounts would otherwise be payable in the same currency by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise be payable by one party exceeds the aggregate amount that would otherwise be payable by the other party, replaced by an obligation of the party with the larger aggregate amount payable to pay the other party the excess of the larger aggregate amount over the smaller aggregate amount.

It is the intent of the parties that if one Repurchase Transaction is maturing and another Repurchase Transaction with respect to the same Purchased Securities is commencing on the same day, the Buyer is authorised to retain the Purchased Securities for the maturing Transaction to the extent necessary to satisfy the obligation of the Seller to deliver Purchased Securities in respect of the new Transaction.

5.	Tax treatment of Transaction.

The parties agree to treat all Transactions under this Agreement as loans from Party A to FS Investment Corporation for federal, state and local income and franchise tax purposes.

6.	Further Additional Representations, Warranties and Covenants

On the date hereof and each day this Agreement or any Transaction under this Agreement is still outstanding, Party B represents, warrants and covenants as follows:

(a)

Collateral Terms. Party B has good and marketable title to all properties and assets (the “Initial Assets”) transferred to it under the Asset Transfer Agreement, in each case free from liens, encumbrances and defects that would affect Party A in any manner, including without limitation any effect on the value thereof or interference with the use made or to be made thereof by it or Party A’s security interest therein.

With respect to the Initial Assets and any cash and other properties and assets acquired or received by Party B, including any Participations in any properties or assets received by Party B, on or after the date hereof and required to be pledged in favor of Party A (the “Further Assets” and, collectively with the Initial Assets, the “Collateral” and any particular asset that is part of the Collateral, a “Collateral Asset”), pursuant to the Asset Transfer Agreement or otherwise (and for the avoidance of doubt, including without limitation, any interest, principal, capital gain or realization, dividend or other amount received with respect to any Collateral): (i) Party B will have the power to grant a security interest to Party A in such Collateral and will have taken all necessary actions to authorize the granting of such security interest; (ii) Party B will be the sole owner of such Collateral, free and clear of any security interest, lien, encumbrance or other restrictions other than Permitted Liens; (iii) Party A will have a valid and perfected security interest in such Collateral, subject to no prior security interest, lien or encumbrance except for liens expressly permitted pursuant to this Agreement; (iv) to the extent such Collateral can be credited to the Custodial Account, the Collateral is held solely in the Custodial Account in accordance with Section 7 of this Annex I and Party B has not transferred any Collateral Asset out of the Custodial Account other than in accordance with the terms of this Agreement; and (v) the performance by Party B of its obligations under this Agreement will not result in the creation of any security interest, lien or other encumbrance on any Collateral Asset other than (A) the security interest granted pursuant to this Agreement and (B) Permitted Liens.

(b)	Party B Status. Party B shall preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for operation of its business.

(c)	Notices. Party B shall give notice to Party A promptly in writing upon the occurrence of any of the following:

(i) any litigation, investigation, regulatory action or proceeding that is pending or threatened by or against Party B in any federal or state court or before any governmental authority which, if not cured or if adversely determined, would reasonably be expected to have a material adverse effect on Party A’s rights hereunder or constitute an Event of Default under this Agreement; and

(ii) promptly upon receipt of notice or knowledge of any lien or security interest (other than Permitted Liens) on, or claim asserted against, any of the Purchased Securities, the Custodial Account (as defined below) or any Collateral (collectively, the Purchased Securities, Custodial Account and the Collateral, the “Protected Items”).

For the avoidance of doubt, the notice requirements contained in Paragraph 10(l) shall apply to all Events of Default contained in this Annex I.

(d)	Party B Incurrence of Debt. Party B shall not incur, acquire, issue or otherwise become an obligor of any indebtedness except to the extent such indebtedness is expressly permitted under this Agreement; provided, nothing in this clause (d) shall affect Party B’s right to execute transactions under the Revolving Credit Agreement.

(e)

Initial Adjusted Net Worth. (i) On the date hereof, the Adjusted Net Worth of the Initial Assets is at least $600,000,000, (ii) on the date that is 60 days after the date hereof, the Adjusted Net Worth of the Collateral is at least $814,000,000 and (iii) on

October 24, 2013 (the “Amendment Effective Date”) the Adjusted Net Worth of the Collateral is at least $720,000,000.

(f)	Adjusted Net Worth Calculations and Valuation Updates. Party B shall calculate a valuation of the Adjusted Net Worth of the Collateral as often as reasonably possible, and in no event less often than necessary to provide a new valuation thereof for each valuation update required pursuant to this paragraph. Each such calculation shall be executed in accordance with the Fair Market Value Calculation Procedures in Annex II, as such procedures may be amended with the express written consent of Party A. Party B shall provide Party A on a (i) weekly basis, and (ii) daily upon a valuation of the Adjusted Net Worth equal to or lesser than the Collateral Minimum until such deficiency is cured, in each case, a summary of the Collateral Assets (such summary, a “Valuation Update”) and the Adjusted Net Worth of the entire Collateral and each Collateral Asset. Each Valuation Update shall be provided in form substantially similar to Annex III; provided, that in no event shall Party B be required to obtain a more recent valuation with respect to any Collateral Asset valued pursuant to clause (B)(2) of Annex II hereof (the “Non-Quoted Asset”) so long as (1) Party B shall have previously received a valuation with respect to such Non-Quoted Asset provided by an Independent Valuation Firm pursuant to the Fair Market Value Calculation Procedures in Annex II less than four months prior to the date of such Valuation Update or (2) such Non-Quoted Asset was valued pursuant to the proviso in clause (B)(2) of Annex II.

(g)	Collateral Minimum. The Adjusted Net Worth of the Collateral will, at all times, exceed (i) on the date hereof until the date that is 60 days after the date hereof, $600,000,000, (ii) on or after the date that is 60 days after the date hereof until the Amendment Effective Date, $678,000,000 and (iii) on and after the Amendment Effective Date, $648,000,000 (subclauses (i), (ii) and (iii), collectively, the “Collateral Minimum”).

(h)	Defense of Title. Party B (a) warrants and will defend the right, title and interest of Party A in and to all Protected Items against all adverse claims and demands of all persons whomsoever and will do so on Party A’s demand and (b) shall not, at any time create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Protected Items other than Permitted Liens.

(i)	Preservation of Protected Items. Party B shall do all things necessary to preserve the Protected Items so that Party B’s rights, title and interest in, to and under such Protected Items remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Party B will comply in all material respects with all applicable laws, rules and regulations of any governmental authority applicable to Party B or relating to the Protected Items and cause the Protected Items to comply in all material respects with all applicable laws, rules and regulations of any such governmental authority. To the extent within Party B’s control, Party B will not allow any default to occur for which Party B is responsible under any Protected Items and Party B shall fully perform or cause to be performed when due all of its obligations under any Protected Items. For the avoidance of doubt, any non-compliance by Party B with any applicable laws, rules or regulations shall be considered non-compliance in a material respect if such non-compliance causes, directly or indirectly, the occurrence of any cost, legal or regulatory issue or burden or any other adverse effect on Party A and/or its affiliates.

(j)	Inspection Rights. Party B will permit Party A or any representatives designated by Party A, upon reasonable prior notice, to visit and inspect its books and records at such reasonable times and as often as reasonably requested by Party A; provided that Party B shall be entitled to have its representatives and advisors present during any inspection of its books and records.

(k)	Audit Rights. Party B will permit any representatives designated by Party A (including any consultants, accountants, lawyers and appraisers) to conduct evaluations and appraisals of the Collateral and the Adjusted Net Worth of the Collateral, all at such reasonable times and as often as reasonably requested and at the cost of Party B.

(l)	Recharacterization. In the event any Transaction is recharacterized as a secured financing of the Purchased Securities, the provisions of this Agreement are effective to create in favor of Party A a valid security interest in all rights, title and interest of Party B in, to and under the Purchased Securities and, in such event, Party A shall have a valid security interest in the Purchased Securities.

(m)	Litigation. As of the date hereof, there are no actions, suits or proceedings at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator (collectively, “Actions”) pending, or to Party B’s knowledge, threatened against Party B that affect the legality, validity or enforceability against Party B of this Agreement or Party B’s ability to perform its obligations under this Agreement; on any date following the date hereof, there are no Actions pending, or to Party B’s knowledge, threatened against Party B that could reasonably be expected to that affect the legality, validity or enforceability against Party B of this Agreement or Party B’s ability to perform its obligations under this Agreement or otherwise result in a material adverse effect on Party A’s rights hereunder or constitute an Event of Default under this Agreement.

(n)	True and Complete Disclosure. All applicable information that is furnished in writing by or on behalf of Party B to Party A in connection with this Agreement and any other transaction documents and the transactions contemplated hereby is, and will be, as of the date of the information, true, accurate and complete in every material respect.

(o)	Restricted Payments. So long as this Agreement or any Transaction hereunder is outstanding or all obligations hereunder are not fully satisfied, Party B will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that Party B may declare and pay or transfer:

(i) distributions to any Member (as defined in the LLC Agreement) of Party B in cash or Collateral Assets where such distribution is payable solely from (x) income or dividends received by Party B on the Collateral, (y) monies representing capital appreciation received with respect to Collateral that has matured or has been transferred pursuant to this Agreement, or (z) any Collateral, regardless of the applicability of clause (x) or (y), if after such distribution the Adjusted Net Worth of the Collateral would be at least equal to $720,000,000) (except that (i) for a period from 60 days after the date hereof, such limit shall be $678,000,000 and (ii) for a period from and after 60 days after the date hereof until the Amendment Effective Date, such limit shall be $814,000,000); provided, Party B is prohibited from making any distribution in accordance with this subclause (i) unless immediately prior to and immediately after giving effect to such distribution the Adjusted Net Worth of the Collateral will be greater than the Collateral Minimum;

(ii) payments to purchase Collateral Assets meeting the Investment Guidelines and the terms of Section 8(b) of this Annex I; provided, Party B is prohibited from making any purchase in accordance with this subclause (ii) unless immediately prior to and immediately after giving effect to such purchase the Adjusted Net Worth of the Collateral will be greater than the Collateral Minimum;

(iii) payments of (1) operating expenses and governmental and regulatory fees, and (2) fees, expenses and indemnities payable under the LLC Agreement or the Collateral Management Agreement; provided, Party B is prohibited from making any distribution in accordance with this subclause (iii)(2) unless immediately prior to and immediately after giving effect to such distribution the Adjusted Net Worth of the Collateral will be greater than the Collateral Minimum; and

(iv) payments of the purchase price for any assets sold to Party B by FS Investment Corporation pursuant to the Asset Transfer Agreement (such assets, “Sold Assets”) by transferring Collateral Assets then owned by Party B to FS Investment Corporation having a Fair Market Value at the time of such transfer equal to the Fair Market Value of the Sold Asset transferred to Party B as of the date of acquisition of such Sold Asset (such value, the “Initial Fair Market Value”); provided, however, that in the case of Collateral Assets that previously were sold to Party B by FS Investment Corporation (each, a “Prior Sold Asset”), the Initial Fair Market Value of such Prior Sold Asset to be transferred to FS Investment Corporation as part of the purchase price, when aggregated with the Initial Fair Market Value of all other Prior Sold Assets previously transferred to FS Investment Corporation as part of the purchase price of Sold Assets, is less than or equal to 10% of the aggregate Initial Fair Market Value as of the respective date of acquisition of all Prior Sold Assets at any time hereunder.

For the avoidance of doubt, any breach of these representations shall be considered an Event of Default under Paragraph 10(a)(vii) of the Agreement.

7.	Custodial Account. On or prior to the date hereof, Party A and Party B shall establish at the Custodian an account (the “Custodial Account”) held in the name of the Custodian, for the benefit of Party A, as secured party hereunder, in accordance with this Agreement and any account control agreement or other necessary documentation. Party A and Party B hereby agree that (i) FS Investment Corporation shall directly transfer the Initial Assets into the Custodial Account pursuant to the Asset Transfer Agreement, and (ii) upon Party B receiving or having possession of any Further Assets, Party B shall promptly deposit such Further Assets into the Custodial Account. No Collateral may be transferred from the Custodial Account except with the express written consent of Party A or in accordance with a permitted Restricted Payment pursuant to Section 6(o) of this Annex I. Any transfers by Party A of Collateral from the Custodial Account, or of Collateral that is required to be deposited into the Custodial Account pursuant to this Section 7, will be deemed null and void unless expressly permitted under the terms of this Agreement or Party A has given express written consent to such transfer. Party B agrees to provide all necessary cooperation, including entering into all relevant commercially reasonable documentation, for Party A to establish and maintain a perfected security interest in the Custodial Account and all Collateral deposited therein. Upon the termination of this Agreement and payment in full of obligations hereunder, Party A shall transfer to Party B ownership of the Custodial Account and all Collateral (if any) deposited therein.

8.	Asset Transfer Agreement and Investment Guidelines.

(a)	Asset Transfer Agreement: Party B hereby grants to Party A all of its right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising, the Asset Transfer Agreement.

(b)	Investment Guidelines: Notwithstanding anything herein to the contrary, Party B and Party A agree that Party B shall not purchase, sell or accept as a contribution any assets unless such assets and such purchase, sale or contribution are each permitted in accordance with the Investment Guidelines (the “Investment Guidelines”) contained in Annex IV hereof. Further, Party B shall be prohibited from undertaking any purchase, sale or contribution of any asset unless (i) such transaction does not adversely affect Party A’s security interest in any other Collateral Asset or the Collateral generally, (ii) any assets received in exchange for Collateral are Collateral Assets governed by Party A’s security interest hereunder and (iii) such transaction is executed on terms equivalent to those in a transaction completed on an arm’s length basis and at a price equal to the market value of the relevant asset.

9.	Definitions. The following definitions are incorporated herein:

(a)	“Adjusted Net Worth” on any date of determination is the Fair Market Value of the Collateral in the Custodial Account at such time; provided, the Fair Market Value of the Collateral will be adjusted by establishing a value of $0 for any Collateral in excess of the following criteria (the “Concentration Limitations”):

(i)	8% Maximum – assets from one Obligor; provided, the Collateral may include 12% of assets of two separate Obligors and the Collateral may include 13% of assets of one Obligor;

(ii)	15% Maximum – Performing Common Equity, Preferred Stock and Structured Finance Obligations and Finance Leases;

(iii)	7.5% Maximum – Structured Finance Obligations and Finance Leases;

(iv)	10% Maximum – Participations;

(v)	0% Maximum – Uncovered Revolving or Delayed-Draw Assets; Non-Performing Common Equity; Derivatives Transactions; debt or equity of affiliates of Party B (including haircut of the repo); and

(vi)	50% Maximum – Collateral that is not Bank Loans (i.e., Bank Loans must constitute at least 50% of the Collateral).

(b)	“Asset Transfer Agreement” means the Asset Transfer Agreement, dated as of September 26, 2012, between FS Investment Corporation and Party B, as amended from time to time.

(c)	“Bank Loans” means debt obligations (including, without limitation, term loans, debtor-in-possession financings, and other similar loans and investments) which are generally documented under a loan or credit facility.

(d)	“Collateral Management Agreement” means the Collateral Management Agreement, dated as of September 26, 2012, between FS Investment Corporation and Party B, as amended from time to time.

(e)	“Covered Revolving or Delayed-Draw Assets” means a Revolving or Delayed-Draw Asset where any undrawn or unfunded amount is fully collateralized in cash.

(f)	“Custodian” means State Street Bank and Trust Company, a Massachusetts trust company.

(g)	“Derivatives Transactions” means any transaction that is a contract, agreement, swap, future, forward, option, swaption, repurchase agreement, reverse repurchase agreement, securities lending agreement, collar, floor, or other transaction recognized as a derivative that has a valuation based, in whole or in part, on the value of, any interest in, or any qualitative measure or the occurrence of any event relating to, one or more commodities, securities, currencies, interest or other rates, or other assets; provided, this Agreement shall not be considered a Derivatives Transactions for the purposes hereof.

(h)	“Fair Market Value” has the meaning given such term in Annex II.

(i)	[Reserved].

(j)	“Independent Valuation Firm” means Houlihan, Lokey, Howard & Zukin Inc., Duff & Phelps Corporation, Valuation Research Corporation, Murray, Devine & Company, CBIZ, Inc., Capstone Valuation Services, LLC and any other firm approved by Party A in its reasonable discretion.

(k)	“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Party B, dated as of September 26, 2012, among FS Investment Corporation and the Independent Managers (as defined therein), as amended from time to time.

(l)	“Non-Performing Common Equity” means common stock (other than Preferred Stock) and warrants of an issuer having any debt for borrowed money outstanding that is ninety or more days past due or has been placed in non-accrual status.

(m)	“Obligor” means, with respect to any Collateral Asset hereunder, (a) the issuer, obligor or guarantor with respect to such Collateral Asset or (b) any subsidiary, affiliate or parent company of such issuer, obligor or guarantor.

(n)	“Participation” means temporary participations in a Loan in accordance with standard LSTA terms granted to the Issuer in connection with the settlement of the assignment of such Loan.

(o)	“Performing Common Equity” means common stock (other than Preferred Stock) and warrants of an issuer with no debt for borrowed money outstanding or whose outstanding debt for borrowed money is neither ninety or more days past due nor has been placed in non-accrual status.

(p)	“Permitted Liens” means (i) liens granted to Party A in accordance with this Agreement; (ii) liens with respect to taxes, assessments and other governmental charges or levies for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside in accordance with U.S. generally accepted accounting principles; and (iii) any other lien approved in writing by Party A.

(q)	“Preferred Stock,” means capital stock of any entity of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such entity, to any shares (or other interests) of other equity of such entity, and shall include, without limitation, cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred equity.

(r)	“Restricted Payment” means a dividend or any other distribution (whether in cash, securities or other property) with respect to any shares of equity or otherwise, or any payment (whether in cash, securities or other property), to any party other than Party A or as otherwise permitted under this Agreement.

(s)	“Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of July 21, 2011, between FS Investment Corporation and Party B, as amended from time to time.

(t)	“Revolving or Delayed-Draw Assets” means any loan or other borrowing pursuant to which the holder may be required to make future advances to the borrower.

(u)	“Structured Finance Obligations and Finance Leases” means any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations (cash-flow or synthetic) and mortgaged-backed securities, or any finance lease.

(v)	“Uncovered Revolving or Delayed-Draw Assets” means any Revolving or Delayed-Draw Asset that is not a Covered Revolving or Delayed-Draw Asset.

10.	General

(a)	A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(b)	In the event of any discrepancy between this Agreement and the preprinted terms of the Global Master Repurchase Agreement 2000 Version published by The Bond Market Association and ISMA (the “TBMA”) (other than the terms of this Annex I and Annex II) the terms of the TBMA shall prevail.

ANNEX III

FORM OF VALUATION UPDATE

Date of Valuation Update:             , 20

Collateral Asset	Par / Shares	Fair Market Value	Adjusted Net Worth

Total Adjusted Net Worth: $[ ]

Concentration Limitations	Actual*		Min*	Max*	Test
Bank Loans	[ ]	%	50.0%		[pass/fail]
Single Obligor (Largest)	[ ]	%		13.0%	[pass/fail]
Single Obligor (Second Largest)	[ ]	%		12.0%	[pass/fail]
Single Obligor (Third Largest)	[ ]	%		12.0%	[pass/fail]
Single Obligor (Fourth Largest)	[ ]	%		8.0%	[pass/fail]
Structured Finance Obligations / Finance Leases	[ ]	%		7.5%	[pass/fail]
Performing Common Equity + Preferred Stock + Structured Finance Obligations / Finance Leases	[ ]	%		15.0%	[pass/fail]
Participations	[ ]	%		10.0%	[pass/fail]
Assets other than as specified above	[ ]	%		0.0%	[pass/fail]

*	all percentages as a portion of Adjusted Net Worth